                                                                    EXHIBIT 99.1

Contact:

Axys Pharmaceuticals, Inc.
Paul Hastings
President and CEO
(650) 829-1000

                BAY CITY CAPITAL ACQUIRES 2.48 MILLION SHARES OF

                        AXYS PHARMACEUTICALS COMMON STOCK

SOUTH SAN FRANCISCO, CA. - March 15, 2001 --Axys Pharmaceuticals, Inc. (Nasdaq:
AXPH) announced today that Bay City Capital, acting through its funds Bay City Capital Fund I, LLC (BCC) and The North American Nutrition & Agribusiness Fund L.P. (NANAF), have acquired a total of 2,482,758 shares of Axys common stock through the exercise of options. Those options had been granted in connection with the BCC and NANAF funding of Akkadix Corporation (Akkadix), an agricultural biotechnology company founded in June 1998 by BCC and Axys. As a result of the exercise of these options, Axys has acquired an additional 2,702,702 shares of Series A Preferred Stock of Akkadix Corporation, increasing Axys' ownership percentage in Akkadix to approximately 43.8% on a fully diluted basis. The Axys shares were issued in a private placement transaction and are subject to a Registration Rights Agreement between Axys, BCC and NANAF.

Axys Pharmaceuticals, Inc., an integrated small molecule drug discovery and development company, has a broad pipeline of products for chronic therapeutic applications that are partnered with world-class pharmaceutical companies and a proprietary product portfolio in oncology. Axys is also building shareholder value through minority investments in affiliated businesses that leverage the Axys technologies. Currently, these companies include Discovery Partners International, Inc. (Nasdaq: DPII), a chemistry services company; DNA Sciences, a genetics company; and Akkadix Corporation, an agricultural biotechnology company.

                                   * * * * *

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties which could cause Axys' actual results to differ materially from those discussed here, including the risks inherent in early stage development and the reliance on the efforts of collaborative partners, the risk that Axys collaborations will not be successful, the risk that clinical trials will not proceed as anticipated or may not be successful, the risk that Axys will not be successful in entering into new collaborations, market risk associated with Axys' substantial ownership interest in DPII, competition and marketing risk, and general economic conditions that may affect Axys' actual results and developments. Additional factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "What Factors Could Cause Our Results to Differ Significantly from Those You Might Expect?" and "What Other Matters Should Stockholders Consider with Respect to Axys?" in the Axys' SEC Reports, including Axys' report on Form 10-K for the fiscal year ended December 31, 1999.